Exhibit 99.1

PRIMUS Telecommunications Reports Second Quarter 2009 Financial Results

•	Company Emerges From Bankruptcy; Reduces Debt 55% to $256.3 Million

•	Q2 Net Revenue of $196.7 Million, up 1.2% Sequentially

•	Q2 Income from Operations of $14.2 million, up 3.9% Sequentially

•	Q2 Adjusted EBITDA of $20.4 Million, up 3.9% Sequentially

MCLEAN, VA – (MARKET WIRE) – August 13, 2009 – PRIMUS Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global, facilities-based integrated communications services provider, announced results for the second quarter 2009. Net revenue was $196.7 million; Income from Operations was $14.2 million; Adjusted EBITDA was $20.4 million; and Net Income was $25.4 million.

Chairman and Chief Executive Officer K. Paul Singh stated, “On July 1, we successfully exited our expedited prearranged Chapter 11 restructuring with a significantly strengthened capital structure and no major disruption to our operating units around the world as, by design, they were excluded from the proceedings. Our debt has been reduced by over 55% to $256.3 million and, to date, we are tracking ahead of the 2009 Adjusted EBITDA projection of $66.0 million contained in our Plan of Reorganization.”

Mr. Singh continued, “Second quarter 2009 results were stable despite the challenging economy and our conservative approach to sales and marketing spend during the preceding two quarters. Our operating units around the world executed within our expectations, and this execution, combined with aggressive cost management and favorable currency translation, delivered sequential growth in Adjusted EBITDA and generated $14.2 million in free cash flow. We look forward to discussing our post-Chapter 11 business plan, our outlook for the remainder of 2009 and our longer-term strategy on our September 23, 2009 strategic update call.”

Second Quarter 2009 Financial Results

Second quarter 2009 results reflect operations recorded during the Chapter 11 proceedings from which PRIMUS emerged on July 1, 2009. PRIMUS will adopt the “fresh start” provisions of SOP No. 90-7 in the third quarter of 2009, which requires that all assets and liabilities be restated to their fair value. Certain of these fair values may differ materially from the values recorded on the accompanying Consolidated Condensed Balance Sheets. Additionally, the Company must also adopt any changes in generally accepted accounting principles (GAAP) that it is otherwise required to adopt within twelve months of such date. For these reasons, the Company’s financial statements for periods subsequent to July 1, 2009, the Effective Date of the emergence from bankruptcy, will not be comparable to previous periods.

Average Exchange Rates

Approximately 80% of the Company’s net revenue is derived from sales and operations outside the United States. The table below presents the average exchange rates used to translate second quarter 2009 results and the historical currency rates used in previous quarters presented.

(in $US)	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Australian Dollar	0.758	0.664	0.943
Canadian Dollar	0.857	0.805	0.990
United Kingdom Pound	1.547	1.434	1.971
Euro	1.360	1.304	1.563

Net revenue, exclusive of the currency effect, decreased $11.1 million, or 5.7%, from the first quarter of 2009. Reported net revenue, inclusive of a favorable currency impact of $13.4 million, increased $2.2 million to $196.7 million in the second quarter of 2009 from $194.5 million in the first quarter of 2009. On a year-over-year basis, exclusive of the currency effect, net revenue decreased $6.1 million, or 2.6%. Inclusive of an unfavorable currency effect of $33.1 million, net revenue decreased $39.2 million to $196.7 million from $235.9 million in the year ago quarter.

Net Revenue by Major Operating Segment

The following details second quarter 2009 and sequential and year-ago comparisons by major operating segment.

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Canada
($US in 000s)	$55,061	$53,245	$68,989

Summary Variance Exclusive of Currency Effect

Net revenue declined $1.5 million and $5.3 million, sequentially and year-over-year, respectively. The sequential decline is comprised of $1.0 million from voice services and $0.8 million from prepaid services, partially offset by $0.3 million of growth in internet, data and hosting services. The year-over-year decline is comprised of declines in voices services of $6.0 million partially offset by $0.7 million of growth in data and hosting services net revenue. The effect of foreign currency was a favorable $3.3 million on a sequential basis and an unfavorable $8.6 million year-over-year.

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Australia
($US in 000s)	$58,475	$52,027	$75,992

Summary Variance Exclusive of Currency Effect

Net revenue declined $0.8 million and $3.2 million sequentially and year-over-year, respectively. The sequential decline is comprised of $0.3 million from residential voice services, $0.4 million from business voice services and $0.3 million from internet, data and hosting services, partially offset by $0.2 million growth in wireless services. The year-over-year decline is comprised of $5.5 million from residential voice, broadband and dial-up services, partially offset by growth of $2.3 million in services to commercial customers. The effect of foreign currency was a favorable $7.3 million on a sequential basis and an unfavorable $14.3 million year-over-year.

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Wholesale
($US in 000s)	$50,279	$54,203	$48,866

Summary Variance Exclusive of Currency Effect

Sequential net revenue declined $5.8 million while year-over-year net revenue increased $8.4 million. The effect of foreign currency was a favorable $1.9 million on a sequential basis and an unfavorable $7.0 million year-over-year.

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
United States
($US in 000s)	$16,918	$18,095	$22,445

Summary Variance

Net revenue decreased sequentially and year-over-year through residential and small business customer losses and usage declines. Revenue decreased $1.2 million, or 6.5%, sequentially and $5.5 million, or 24.6%, year-over-year.

	Second Quarter 2009	First Quarter 2009	Second Quarter 2008
Europe
($US in 000s)	$13,031	$13,637	$16,925

Summary Variance Exclusive of Currency Effect

Net revenue declined $1.2 million and $1.5 million sequentially and year-over-year, respectively. The sequential decline is primarily attributable to the loss of $1.4 million in UK-based dial-around services partially offset by continued growth of $0.2 million in retail services in Primus France. The year-over-year decline is comprised of the loss of $1.6 million in UK-based dial-around services and $0.9 million of retail voice services partially offset by continued growth of $1.0 million in retail services in Primus France. The effect of foreign currency was a favorable $0.6 million on a sequential basis and an unfavorable $2.4 million year-over-year.

Net revenue less cost of revenue was $70.8 million, or 36.0% of net revenue, compared to $65.1 million, or 33.5% of net revenue, in the prior quarter and $93.4 million, or 39.6% of net revenue, in the year-ago quarter. The sequential margin percentage improvement reflects the continued efforts to contain costs, a shift in product mix including less low-margin wholesale revenue and the benefit of a $1.5 million cost of sales dispute settlement. The year-over-year margin percentage decline is reflective of a second quarter 2008 non-recurring reduction to cost of revenue of $5.8 million from a favorable Australian regulatory ruling.

Selling, general and administrative (SG&A) expense was $50.4 million, or 25.6% of net revenue, compared to expense of $45.4 million, or 23.4% of net revenue in the prior quarter, and $70.0 million, or 29.7% of net revenue, in the year-ago quarter. The sequential increase in SG&A expense reflects a $3.2 million increase from foreign currency translation and a $1.4 million increase in advertising, sales and marketing and a $1.3 million increase in compensation and severance accruals, partially offset by a $0.8 million decrease in other SG&A. The year-over-year decrease in SG&A reflects a $7.5 million decrease from foreign currency translation, a $5.4 million decrease in advertising, sales and marketing costs, a $5.8 million decrease in salaries and general and administrative expenses, and a $0.9 million reduction in occupancy and professional fees.

Income from operations was $14.2 million, an increase of $0.6 million from $13.6 million in the prior quarter and a decrease of $1.0 million from $15.2 million in the year-ago quarter.

Adjusted EBITDA was $20.4 million, or 10.4% of net revenue, compared to $19.7 million, or 10.1% of net revenue, in the prior quarter and $23.5 million, or 10.0% of net revenue, in the year-ago quarter. The sequential improvement reflects a $1.8 million increase from currency translation and the variances described above. The year-over-year decline includes the $5.8 million benefit from the Australian regulatory ruling recorded in the prior year quarter. Adjusted EBITDA is a non-GAAP measure – see non-GAAP measure reconciliations and descriptions below.

Interest expense was $3.4 million, a decrease of $7.4 million from $10.8 million in the prior quarter and a $10.2 million decrease from $13.6 million in the year-ago quarter. The sequential and year-over-year decreases are attributable to debt obligations that are subject to compromise as a consequence of the Chapter 11 restructuring process; and, therefore, not accruing interest from the Chapter 11 Petition Date to the Effective Date. Liabilities subject to compromise include the 8% Senior Notes, 14 1/4% Senior Secured Notes, 3 3/4% Convertible Notes, 5% Exchangeable Senior Notes, 12 3/4% Senior Notes and the Step Up Convertible Subordinated Debentures. Interest expense in each of the third and fourth quarters of 2009 is anticipated to be in the $8.0 million range.

Net income was $25.4 million, or $0.15 per diluted share, compared to $14.0 million, or $0.08 per diluted share, in the prior quarter and $46.5 million, or $0.25 per diluted share in the year-ago quarter. Net income for the second quarter of 2009 includes a $24.2 million foreign currency transaction gain and a $8.3 million expense from reorganization items, reflecting professional fees related to the Chapter 11 cases. Net income in the first quarter 2009 reflected a $16.6 million gain from reorganization items as a result of the Chapter 11 filing and a loss of $3.0 million in foreign currency transactions. Net income for the second quarter 2008 included a $32.2 million gain on the early extinguishment or restructuring of debt and an $8.1 million foreign currency transaction gain.

The number of shares outstanding used to calculate diluted earnings per share in the second quarter of 2009 was 173.1 million. This amount will decrease significantly in future quarters based upon the current number of basic shares outstanding of 9.6 million and the effect of dilutive common stock equivalents upon the Company’s emergence from Chapter 11.

Balance Sheet, Liquidity and Capital Resources

As previously announced, on July 1, 2009, PRIMUS emerged from Chapter 11 with a strengthened capital structure and significantly reduced debt obligations. Under the terms of the Plan of Reorganization, PRIMUS reduced its debt by 55% to $256.3 million from $572.4 million, reduced interest payments by approximately 50% and extended certain debt maturities. PRIMUS exited bankruptcy with the following debt and equity instruments:

•	$123.5 million of 14 1/4 % Senior Subordinated Secured Notes with an extended maturity until May 2013;

•	$95.8 million variable rate Term Loan due February 2011 (reinstated and amended);

•	$29.5 million variable rate Canadian Credit Facility due May 2011 (amended);

•	$7.6 million of capital lease / vendor financing agreements;

•

Newly issued Class A warrants to certain former debt holders to purchase up to an aggregate of 3,000,000 shares of new common stock at strike prices ranging from $12.22 to $20.50 per share, subject to adjustment;

•	Newly issued Class B warrants to certain former debt holders to purchase up to an aggregate of 1,500,000 shares of new common stock at a strike price of $26.01 per share, subject to adjustment;

•	Contingent Value Rights to holders of old common stock representing the right to receive up to 2,665,000 shares of new common stock after the Company’s equity value reaches a certain threshold;

•	9,600,000 shares of new common stock to certain former debt holders;

•	400,000 performance based restricted stock units granted to Company management;

•	400,000 service based stock options granted to Company management and employees with a strike price of $12.22 per share, subject to adjustment;

•	100,000 performance based stock options granted to Company management

PRIMUS ended the second quarter 2009 with $41.5 million in unrestricted cash and cash equivalents up from $32 million at March 31, 2009. Cash uses during the quarter were comprised of $2.9 million in capital expenditures, $5.3 million for debt reduction, $3.8 million for interest, $0.5 million for taxes and $0.8 million for payment of reorganization costs. These uses were offset by $20.4 million of Adjusted EBITDA, $1.3 million from favorable working capital movements and $1.1 million from currency movements. During the second half of 2009 the Company expects to make approximately $16 million in cash payments for previously accrued reorganization fees and income and indirect taxes, which would bring our “adjusted” cash balance at June 30, 2009 to $25 million.

Free Cash Flow for the second quarter 2009 was $14.2 million compared to $1.9 million in the prior quarter and $5.1 million in the year-ago quarter. PRIMUS defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment. Free Cash Flow is a non-GAAP measure –see non-GAAP measure reconciliations and descriptions below.

Thomas R. Kloster, Chief Financial Officer, commented, “During the second quarter, while Chapter 11 proceedings were underway at the holding company level, we focused our operating units on serving our customers seamlessly. Simultaneously, we continued to manage aggressively our cost of sales and SG&A expenditures to maximize free cash flow generation.”

Six Months Results

Net revenue was $391.2 million for the first six months of 2009 compared to $461.3 million for the first six months of 2008. Adjusted EBITDA was $40.1 million for the first six months of 2009 compared to $38.7 million in the first six months of 2008. Net income was $39.4 million for the first six months of 2009 compared to $43.5 million in the first six months of 2008.

Conference Call to Discuss Strategic Update

PRIMUS will hold a conference call on Wednesday, September 23, 2009 at 8:30 A.M. (EST) to discuss its outlook for the remainder of 2009 and its longer-term strategy. The call can be accessed on the Internet via the Investor Relations section of PRIMUS’ web site at www.primustel.com or by dialing (866) 305-6438 (domestic) or (706) 679-7161 (international), Conference ID # 24469714. Please access the call 10-15 minutes prior to the scheduled start time.

The webcast will also be archived on PRIMUS’ website. A telephonic replay of this conference call will also be available by dialing (706) 645-9291 or (800) 642-1687 and using the conference ID above from 11:30 A.M. (EST) on September 23 until 11:59 P.M. (EST) time on September 30.

About PRIMUS Telecommunications Group, Incorporated

PRIMUS Telecommunications Group, Incorporated is a facilities-based integrated global communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA, Adjusted Diluted Income (Loss) Per Common Share, and Free Cash Flow. As required by SEC rules, PRIMUS has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on August 13, 2009 and available on our website.

Safe Harbor

Statements in this press release concerning post-restructuring financial condition, prospects, cash flow and investments, “adjusted” cash balances, fresh start accounting, second half 2009 financial performance, financial condition and ongoing impacts on our operations and objectives constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this filing. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: (i) the ability to service substantial indebtedness; (ii) customer, vendor, carrier and third-party responses to our Chapter 11 plan confirmation; and (iii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission (including those listed under captions “MD&A — Liquidity and Capital Resources — Short- and Long-Term Liquidity Considerations and Risks;” “Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q) which cover matters and risks including but not limited to (a) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (b) the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (c) a continuation or worsening of turbulent or weak financial and capital market conditions; (d) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (e) fluctuations in prevailing trade credit terms due to past Chapter 11 filings or uncertainties concerning our financial position, or otherwise; and (f) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables follow)

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Amy Gibbons/Carolyn Capaccio

212-838-3777

agibbons@lhai.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
NET REVENUE	$196,742	$235,897	$391,216	$461,331

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	125,914	142,495	255,288	283,979
Selling, general and administrative	50,400	69,969	95,836	138,827
Depreciation and amortization	6,250	8,091	12,346	16,050
(Gain) loss on sale or disposal of assets	16	115	(43)	(2,465)

Total operating expenses	182,580	220,670	363,427	436,391

INCOME FROM OPERATIONS	14,162	15,227	27,789	24,940

INTEREST EXPENSE	(3,359)	(13,554)	(14,135)	(28,747)
ACCRETION ON DEBT DISCOUNT, NET	—	217	189	187
GAIN ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	—	32,177	—	34,487
INTEREST AND OTHER INCOME	161	2,127	396	3,189
FOREIGN CURRENCY TRANSACTION GAIN	24,170	8,134	21,121	9,841

INCOME FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	35,134	44,328	35,360	43,897

REORGANIZATION ITEMS, net	(8,271)	—	8,297	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	26,863	44,328	43,657	43,897

INCOME TAX BENEFIT (EXPENSE)	(1,110)	2,382	(3,907)	(38)

INCOME FROM CONTINUING OPERATIONS	25,753	46,710	39,750	43,859

LOSS FROM DISCONTINUED OPERATIONS, net of tax	(283)	(21)	(676)	(66)
GAIN FROM SALE OF DISCONTINUED OPERS., net of tax	—	—	251	—

NET INCOME	25,470	46,689	39,325	43,793
Less: Net (income) loss attributable to the noncontrolling interest	(104)	(165)	32	(268)

NET INCOME ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$25,366	$46,524	$39,357	$43,525

BASIC INCOME PER COMMON SHARE:
Income from continuing operations attributable to Primus Telecommunications Group, Incorporated	$0.18	$0.33	$0.28	$0.31
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Gain from sale of discontinued operations	—	—	0.00	—

Net income attributable to Primus Telecommunications Group, Inc.	$0.18	$0.33	$0.28	$0.31

DILUTED INCOME PER COMMON SHARE:
Income from continuing operations attributable to Primus Telecommunications Group, Incorporated	$0.15	$0.25	$0.23	$0.23
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Gain from sale of discontinued operations	—	—	0.00	—

Net income attributable to Primus Telecommunications Group, Inc.	$0.15	$0.25	$0.23	$0.23

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	142,695	142,633	142,695	142,633

DILUTED	173,117	190,328	173,117	195,221

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income from continuing operations, net of tax	$25,649	$46,545	$39,782	$43,591
Loss from discontinued operations	(283)	(21)	(676)	(66)
Gain from sale of discontinued operations	—	—	251	—

Net income	$25,366	$46,524	$39,357	$43,525

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

June 30, 2009
Cash and cash equivalents	$41,461
Accounts receivable, net	93,826
Other current assets	16,955

TOTAL CURRENT ASSETS	152,242

Restricted cash	9,467
Property and equipment, net	117,840
Goodwill	35,351
Other intangible assets, net	482
Other assets	19,155

TOTAL ASSETS	$334,537

Accounts payable	$50,890
Accrued interconnection costs	38,778
Deferred revenue	12,322
Accrued expenses and other current liabilities	53,982
Accrued income taxes	20,986
Accrued interest	19
Current portion of long-term obligations	107,097

TOTAL CURRENT LIABILITIES	284,074

Non-current portion of long-term obligations	25,740

TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE	309,814

Liabilities subject to compromise	451,050

TOTAL LIABILITIES	760,864

Stockholders’ deficit	(426,327)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$334,537

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
NET INCOME ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$25,366	$13,991	$46,524
Reorganization items, net	8,271	(16,568)	—
Share-based compensation expense	11	16	70
Depreciation and amortization	6,250	6,096	8,091
(Gain) loss on sale or disposal of assets	16	(59)	115
Interest expense	3,359	10,776	13,554
Accretion on debt premium, net	—	(189)	(217)
Gain on early extinguishment or restructuring of debt	—	—	(32,177)
Interest and other income	(161)	(235)	(2,127)
Foreign currency transaction (gain) loss	(24,170)	3,049	(8,134)
Income tax (benefit) expense	1,110	2,797	(2,382)
Minority interest income (expense)	104	(136)	165
Loss from discontinued operations, net of tax	283	393	21
Gain from sale of discontinued operations, net of tax	—	(251)	—

ADJUSTED EBITDA	$20,439	$19,680	$23,503

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED NET INCOME PER COMMON SHARE TO

ADJUSTED DILUTED NET INCOME PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS - DILUTED	$25,366	$14,201	$47,496
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	—	(210)	(972)

NET INCOME ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$25,366	$13,991	$46,524
Add:
Reorganization items, net	8,271	(16,568)	—
(Gain) loss on sale or disposal of assets	16	(59)	115
Gain on early extinguishment or restructuring of debt	—	—	(32,177)
Foreign currency transaction (gain) loss	(24,170)	3,049	(8,134)
Loss from discontinued operations, net of tax	283	393	21
Gain from sale of discontinued operations, net of tax	—	(251)	—

ADJUSTED NET INCOME	9,766	555	6,349

ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	—	—	230

ADJUSTED NET INCOME ON DILUTED SHARES	$9,766	$555	$6,579

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	173,117	169,449	190,328
ANTI-DILUTIVE WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ADJUSTMENT	—	(7,279)	6,154

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	173,117	162,170	196,482

DILUTED NET INCOME PER COMMON SHARE	$0.15	$0.08	$0.26

ADJUSTED DILUTED NET INCOME PER COMMON SHARE	$0.06	$0.00	$0.03

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$17,097	$4,643	$12,832
Net cash used in purchase of property and equipment	(2,874)	(2,786)	(7,741)

FREE CASH FLOW	$14,223	$1,857	$5,091